Kewaunee Scientific Reports Results for Year and Fourth Quarter

STATESVILLE, N.C., June 23, 2015 /PRNewswire/ -- Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its year and fourth quarter ended April 30, 2015.

Fiscal Year 2015 Results
Sales for the year were $118,828,000, an increase of 6.9% from sales of $111,166,000 in the prior year. Net earnings for the year were $3,529,000, or $1.33 per diluted share, down from net earnings of $3,895,000, or $1.48 per diluted share, in the prior year. Very competitive pricing in the domestic laboratory furniture marketplace, particularly for large higher education projects in the second half of the year, impacted earnings and profit margins for the year.

Sales from domestic operations for the year were $93,098,000, up 1.5% from sales of $91,750,000 in the prior year. Strong domestic sales in the fourth quarter of the current year offset slightly lower sales for the first nine months of the year. Sales from international operations for the year were $25,730,000, up 32.5% from sales of $19,416,000 in the prior year. International sales for the year benefited from shipments of several large orders received in the prior year.

The order backlog was $90.1 million at April 30, 2015, up from $78.0 million at January 31, 2015 and $89.0 million at April 30, 2014. Record incoming orders in the fourth quarter increased the backlog of domestic orders, which more than offset a decline in the backlog of international orders that resulted from the shipment of several large orders during the year.

Fourth Quarter Results
Sales for the fourth quarter were $30,282,000, up 11.9% from sales of $27,052,000 in the same period of the prior year. Net earnings for the quarter were $609,000, or $0.23 per diluted share, as compared to earnings of $979,000, or $0.37 per diluted share, in the same period of the prior year.

Sales from domestic operations for the quarter were $25,196,000, up 19.6% from sales of $21,072,000 in the same period of prior year. Sales benefited from a strong level of incoming orders. Sales from international operations were $5,086,000, down 14.9% from sales of $5,980,000 in the same period of the prior year, primarily due to the timing of customer required ship dates for orders in the backlog.

Cash on hand at April 30, 2015 was $5,320,000, as compared to $6,616,000 at April 30, 2014, and working capital was $27,707,000, as compared to $27,190,000. Short term debt was $4,752,000 at April 30, 2015, as compared to $2,939,000 at April 30, 2014, and long-term debt was $4,192,000, as compared to $4,613,000. The debt-to-equity ratio at year end was .26-to-1, as compared to .23-to-1 at April 30, 2014.

"Progress was made in a number of important areas in fiscal year 2015," said David M. Rausch, Kewaunee's Chief Executive Officer. "Our international business achieved strong sales and earnings, as our international team continued to make excellent progress winning projects, expanding the Kewaunee sales organization, and strengthening the Kewaunee brand name globally. Domestic sales increased slightly over the prior year, while domestic earnings were offset by competitive intensity, as a major competitor exited the marketplace.

"During the year, we successfully introduced to the marketplace a new metal cabinet design incorporating significant enhancements asked for by architects and laboratory planners. We began phasing in the manufacturing of the new cabinet in January 2015, and we expect substantially all of our metal cabinet production will be transitioned to the new design by the end of the second quarter of fiscal year 2016.

"Looking forward, I am optimistic we will continue to experience sales growth in fiscal year 2016. Over time, we expect earnings to improve as the impact of the former competitor leaving the industry is realized. My optimism is based on our strong order backlog, our recent observations that project opportunities continue to improve as the economy in the United States recovers, and expectations that our international business will continue its progress."

About Kewaunee Scientific
Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company's corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company's China headquarters, sales office, and assembly operation are located in Suzhou Industrial Park, China. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	D. Michael Parker
704/871-3290

Kewaunee Scientific Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
	Three months ended		Years ended
	April 30,		April 30,
	2015	2014	2015	2014
	(Unaudited)
Net sales	$ 30,282	$ 27,052	$ 118,828	$ 111,166
Cost of products sold	24,942	21,200	97,062	89,134
Gross profit	5,340	5,852	21,766	22,032
Operating expenses	4,370	4,392	16,540	16,068
Operating earnings	970	1,460	5,226	5,964
Other income	99	130	484	395
Interest expense	(51)	(97)	(325)	(373)
Earnings before income taxes	1,018	1,493	5,385	5,986
Income tax expense	384	478	1,745	1,983
Net earnings	634	1,015	3,640	4,003
Less: net earnings attributable to
the noncontrolling interest	25	36	111	108
Net earnings attributable to
Kewaunee Scientific Corporation	$ 609	$ 979	$ 3,529	$ 3,895

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$ 0.23	$ 0.37	$ 1.34	$ 1.49
Diluted	$ 0.23	$ 0.37	$ 1.33	$ 1.48

Weighted average number of common
shares outstanding
Basic	2,630	2,617	2,626	2,608
Diluted	2,661	2,654	2,658	2,634

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)
		April 30,	April 30,
		2015	2014
Assets
Cash and cash equivalents		$ 3,044	$ 6,248
Restricted Cash		2,276	368
Receivables, less allowances		29,106	23,473
Inventories		12,745	11,938
Prepaid expenses and other current assets		1,591	1,326
Total Current Assets		48,762	43,353
Property, plant and equipment, net		14,523	14,570
Other assets		6,205	4,794
Total Assets		$ 69,490	$ 62,717

Liabilities and Equity
Short-term borrowings and interest rate swaps		$ 4,955	$ 3,150
Current portion of long-term debt		421	421
Accounts payable		11,232	8,542
Other current liabilities		4,447	4,050
Total Current Liabilities		21,055	16,163
Other non-current liabilities		13,236	12,330
Total Liabilities		34,291	28,493
Noncontrolling interest		323	265
Kewaunee Scientific Corporation equity		34,876	33,959
Total Equity		35,199	34,224
Total Liabilities and Stockholders' Equity		$ 69,490	$ 62,717